Exhibit 10.12

THE BLACKSTONE GROUP INC.

EIGHTH AMENDED AND RESTATED BONUS DEFERRAL PLAN

Purpose

The Blackstone Group Inc., f.k.a. Blackstone Group L.P. (“Blackstone”), initially adopted the Blackstone Group L.P. Bonus Deferral Plan (the “First Plan”) as of December 17, 2007, representing a deferred compensation plan for certain eligible employees and senior managing directors of Blackstone and certain of its affiliates in order to provide such individuals with pre-tax deferred incentive compensation awards and thereby enhance the alignment of interests between such individuals and Blackstone and its affiliates. Blackstone previously amended and restated the First Plan, effective as of November 5, 2009, as the Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, effective as of December 14, 2010, as the Second Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, effective as of December 1, 2011, as the Third Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, effective as of December 1, 2012, as the Fourth Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, and effective as of December 1, 2013, as the Fifth Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, as the Sixth Amended and Restated Blackstone Group L.P. Bonus Deferral Plan, effective as of December 1, 2014, and as the Seventh Amended and Restated Blackstone Group Inc. Bonus Deferral Plan, effective as of July 1, 2019 (the First Plan and the subsequent amended and restated versions of the Bonus Deferral Plan, collectively, the “Prior Plans”). Blackstone is hereby further amending and restating the plan as this Eighth Amended and Restated Blackstone Group Inc. Bonus Deferral Plan, effective as of December 1, 2019 (the “Plan”). This Plan governs Annual Bonuses (as defined below) earned in respect of 2019 and subsequent calendar years. Annual Bonuses earned in respect of years prior to 2019 are subject to the Prior Plan as in effect with respect to the relevant year for which such Annual Bonus was earned.

ARTICLE I.

DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Affiliated Employer” means, except as provided under Section 409A of the Code and the regulations promulgated thereunder, any company or other entity that is related to Blackstone (including Blackstone Administrative Services Partnership L.P.) as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code.

“Annual Bonus” means the annual bonus awarded to a Participant with respect to a given Fiscal Year under the applicable annual bonus plan, program, agreement or other arrangement (as designated by the Plan Administrator in its sole discretion); provided that a Participant’s Annual Bonus for purposes of this Plan shall exclude any bonus or other amount, the payment of which has been guaranteed or promised to the Participant at any time prior to the Annual Bonus Notification Date pursuant to any agreement, plan, program or other arrangement between the Participant and the Firm (a “Guaranteed Bonus”) unless the document evidencing the Guaranteed Bonus expressly provides for the deferral of all or a specified portion of such

Guaranteed Bonus, in which case such deferral will occur pursuant to the terms and conditions set forth in such document. Notwithstanding the foregoing, if the Plan Administrator determines that the deferral under the Plan of a Participant’s Guaranteed Bonus likely would result in the imposition of tax or penalties under Section 409A of the Code, the Participant’s Annual Bonus shall exclude such Guaranteed Bonus.

“Annual Bonus Notification Date” means the date on which the Firm notifies a Participant of the amount of such Participant’s Annual Bonus (if any) for the relevant Fiscal Year.

“BHP Units” means units, each of which consists of one partnership unit in each of Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings AI L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Québec société en commandite, and Blackstone Holdings IV L.P., a Québec société en commandite.

“Board” means the board of directors of The Blackstone Group Inc., a Delaware corporation.

“Bonus Deferral Amount” has the meaning set forth in Section 3.01(a).

“Cause,” with respect to a Participant, has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Change in Control” means, with respect to the Firm, a “Change in Control” as defined under the Equity Incentive Plan, to the extent that such event also constitutes a “change of control” within the meaning of Section 409A of the Code and the regulations and Internal Revenue Service guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, par value $0.00001 per share, of Blackstone which are available for issuance under the Equity Incentive Plan.

“Competitive Activity” means a Participant’s engagement in any activity that would constitute a violation of any non-competition covenants to which the Participant is subject under the Participant’s Employment Agreement, determined without regard to the actual duration of such non-competition covenants pursuant to the Employment Agreement.

“Deferral Share” has the meaning set forth in Section 3.01(b).

“Delivery Date” shall mean the date upon which shares of Common Stock (or, if applicable, BHP Units, cash or other securities) are delivered with respect to any Deferral Shares, as set forth in Section 5.01.

“Disability” has the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

“Employment” means (i) a Participant’s employment if the Participant is an employee of Blackstone or any Affiliated Employer or (ii) a Participant’s services as a senior managing director of Blackstone or any Affiliated Employer if the Participant is a senior managing director.

”Employment Agreement” means, with respect to a Participant, the Contracting Employment Agreement (including all schedules and exhibits thereto) or, with respect to a Participant who is a senior managing director, the Senior Managing Director Agreement (including all schedules and exhibits thereto), as applicable, to which such Participant is a party.

“Equity Incentive Plan” means The Blackstone Group Inc. Amended and Restated 2007 Equity Incentive Plan or such other plan as the Plan Administrator may designate in its sole discretion.

“Fair Market Value” shall have the meaning given to such term in the Equity Incentive Plan; provided that, with respect to a BHP Unit or other security, if the fair market value of such BHP Unit or other security cannot reasonably be determined pursuant to the foregoing definition, the Fair Market Value of such BHP Unit or other security shall be the value thereof as determined pursuant to a valuation made by the Plan Administrator in good faith and based upon a reasonable valuation method.

“Firm” means Blackstone and each Participating Employer (individually or collectively as the context requires).

“Fiscal Year” means the fiscal year of Blackstone.

“Investment Date” means the January 1 immediately following the Fiscal Year in respect of which a Participant’s Annual Bonus is earned, which shall be the date on which such Participant’s Bonus Deferral Amount is deemed invested in shares of Common Stock in accordance with
Section 3.01(b).

“Participant” means a participant selected by the Plan Administrator in accordance with Section 2.01 hereof.

“Participating Employer” means Blackstone and each Affiliated Employer (or division or unit of an Affiliated Employer) that is designated as a “Participating Employer” by the Plan Administrator and which adopts this Plan.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or enterprise or a governmental agency or political subdivision thereof.

“Plan Account” has the meaning given to such term in Section 3.01(b).

“Plan Administrator” means the Compensation Committee of the Board, or such subcommittee thereof or, if the Compensation Committee shall so determine, the Board or such other committee thereof, to whom authority to administer the Plan has been delegated. Additionally, the Plan Administrator may delegate its authority under the Plan to any employee or group of employees of Blackstone or an Affiliate Employer; provided that such delegation is consistent with applicable law and guidelines established by the Board from time to time.

“Retirement” means a Participant’s Separation from Service (whether voluntary or involuntary) after (i) the Participant has reached age sixty-five (65) and has at least five (5) full years of service with the Firm or (ii) (A) the Participant’s age plus years of service with the Firm totals at least sixty-five (65), (B) the Participant has reached age fifty-five (55) and (C) the Participant has had a minimum of five (5) years of service.

“Separation from Service” means a Participant’s “separation from service” with the Firm within the meaning of Section 409A of the Code and the regulations thereunder.

“Vesting Date” has the meanings set forth in Sections 4.01(b) and 6.01.

“Vesting Period” has the meaning set forth in Section 4.01(b).

“VWAP” means the 30-day volume weighted average trading price of a share of Common Stock (as reported on the national exchange on which the shares of Common Stock are listed on each such date) over the 30-day period (only counting trading days for shares of Common Stock) immediately preceding the relevant measurement date.

ARTICLE II.

PLAN PARTICIPATION

2.01. Plan Participation. Each Fiscal Year, on or prior to the Annual Bonus Notification Date for such Fiscal Year, the Plan Administrator, in its sole discretion, will select Participants from among the employees and senior managing directors of the Participating Employers and will notify such individuals that they have been selected to participate in the Plan for such Fiscal Year. The Plan Administrator may, in its sole discretion, establish different rules and/or sub-plans under the Plan (x) with respect to Participants based outside of the United States and Participants who are employees of, or other service providers for, a “nonqualified entity” within the meaning of Section 457A of the Code, in each case, in a manner intended to address tax, administrative and securities law considerations with respect to the Firm and such Participants or (y) on such terms as are approved by the Plan Administrator and communicated to the applicable Participants prior to or coincident with the Annual Bonus Notification Date. Such alternate rules and/or sub-plans may include, without limitation, different treatment with respect to timing of vesting and delivery of shares of Common Stock (or, if applicable, BHP Units, cash or other securities) under the Plan and may be set forth in Schedules to be attached hereto from time to time.

ARTICLE III.

DEFERRALS

3.01. Bonus Award Deferrals.

(a) With respect to a given Fiscal Year commencing with the Fiscal Year ending December 31, 2019, and for each Participant selected to participate in the Plan in accordance with Section 2.01 hereof, a portion of the Annual Bonus (excluding any portion thereof that is being separately deferred pursuant to this Plan or any other agreement, plan, program or other arrangement between the Participant and the Firm) for the Fiscal Year shall be deferred (his or her “Bonus Deferral Amount”) in accordance with the following table (or such other table that may be adopted by the Plan Administrator prior to or coincident with the Annual Bonus Notification Date):

Portion of Annual Bonus	Marginal Deferral Rate Applicable to Such Portion	Effective Deferral Rate for Entire Annual Bonus*
$0 - 100,000	0.0%	0.0%
$100,001 - 200,000	15.0%	7.5%
$200,001 - 500,000	20.0%	15.0%
$500,001 - 750,000	30.0%	20.0%
$750,001 - 1,250,000	40.0%	28.0%
$1,250,001 - 2,000,000	45.0%	34.4%
$2,000,001 - 3,000,000	50.0%	39.6%
$3,000,001 - 4,000,000	55.0%	43.4%
$4,000,001 - 5,000,000	60.0%	46.8%
$5,000,000 +	65.0%	52.8%

*

Effective Deferral Rates are shown for illustrative purposes only and are based on an Annual Bonus equal to the maximum amount in the range shown in the far left column (which is assumed to be $7,500,000 for the last range shown).

For purposes of determining the Bonus Deferral Amount pursuant to the above table, (i) a Participant’s total annual incentive compensation shall be taken into account (including, without limitation, performance incentive fees earned in connection with Firm sponsored investment funds), although the Bonus Deferral Amount shall only reduce (but not below zero) the amount of the Annual Bonus otherwise payable in cash on a current basis and (ii) the amount subject to deferral pursuant to the above table shall be reduced (but not below zero) by an amount equal to the deemed pre-tax value (using an assumed 50% tax rate) of the Participant’s annual mandatory contributions to Firm sponsored investment funds with respect to the Fiscal Year for which the Annual Bonus was earned.

Notwithstanding the foregoing: (i) if a Participant’s Annual Bonus includes a Guaranteed Bonus, such Participant’s Bonus Deferral Amount shall be equal to (x) the portion of the Guaranteed Bonus which the document evidencing the Guaranteed Bonus states will be deferred, plus (y) a portion of the amount (if any) by which the Participant’s Annual Bonus exceeds his or her Guaranteed Bonus, determined pursuant to the table above and (ii) the Firm reserves the right to change the method by which a Participant’s Bonus Deferral Amount will be calculated with respect to any Annual Bonus by notifying the Participant in writing in advance of the Annual Bonus Notification Date for such Annual Bonus. Deferral of each Participant’s Bonus Deferral Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year. The excess of the Participant’s Annual Bonus for the relevant Fiscal Year over his or her Bonus Deferral Amount for such Fiscal Year shall be paid to the Participant on such date and in the same manner as such Participant’s Annual Bonus would have been paid to him or her if he or she was not a Participant in the Plan with respect to such Fiscal Year.

(b) On the Investment Date, the Participant’s entire Bonus Deferral Amount corresponding to such Investment Date shall automatically and mandatorily be notionally invested in the number of shares of Common Stock (the Participant’s “Deferral Shares”) that is equal to such Bonus Deferral Amount divided by the VWAP of a share of Common Stock as of the corresponding Annual Bonus Notification Date, rounded up to the nearest whole number. The Firm will keep on its books and records an account for each Participant (his or her “Plan Account”), in which the Firm will record the number of Deferral Shares credited to such Participant.

ARTICLE IV.

VESTING

4.01. Vesting.

(a) Deferral Shares. Subject to Article VI, and except as otherwise provided in Sections 6.01(f) and 6.01(g), one-third of the Deferral Shares granted to a Participant in respect of a given Investment Date will vest (but will only be deliverable pursuant to Article V) on the January 1 that immediately follows the end of each of the first, second and third Fiscal Years after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously Employed with the Firm through the applicable Vesting Date (or on such other vesting schedule selected by the Plan Administrator and communicated to the Participant prior to or coincident with the Annual Bonus Notification Date or as otherwise set forth in prior versions of this Plan). For the avoidance of doubt, Deferral Shares shall not be eligible for partial-year vesting.

(b) Vesting Date; Vesting Period. For purposes of this Plan, and except as otherwise provided in Sections 6.01(f) and 6.01(g), the date upon which all or a portion of a Participant’s Deferral Shares vest in accordance with the provisions of this Section 4.01 shall be referred to as the “Vesting Date” for such Deferral Shares. The period between the Investment Date in respect of which a Deferral Share is granted and the Vesting Date on which such Deferral Share vests in accordance with the provisions hereof shall be referred to as the “Vesting Period.”

ARTICLE V.

DELIVERY OF UNITS

5.01. Delivery Generally. The shares of Common Stock (or, if applicable, BHP Units, cash or other securities) underlying the Deferral Shares shall generally be delivered to Participants on a date intended to coincide with a date upon which the underlying shares of Common Stock (or, if applicable, BHP Units or other securities) may next be traded or converted by the Participant (subject to further restrictions due to Firm policies in place at such time) as set forth below:

(a) Window Period for Delivery of Deferral Shares. The “Delivery Date” for each Deferral Share shall be a date selected by the Plan Administrator which falls between the first February 1 and March 1 following the Vesting Date applicable to such Deferral Share.

(b) Form of Delivery. On the applicable Delivery Date, or as soon as reasonably practicable after such Delivery Date (but in no event more than ten (10) business days after such Delivery Date), the Firm shall issue to the Participant, in full settlement of the Firm’s obligations with respect to the deliverable portion of the Participant’s Deferral Shares, the number of shares of Common Stock subject to such Deferral Shares (or, at the Plan Administrator’s sole discretion, which will likely be only in rare occasions, an amount in cash equal to the VWAP of such number of shares of Common Stock as of the date of such payment). Notwithstanding the foregoing, if the Plan Administrator determines, in its sole discretion, that the issuance of shares of Common Stock may raise tax, securities law or administrative concerns to the Firm or the Participant, then distributions to such Participant hereunder shall not be made in shares of Common Stock but instead (in the Plan Administrator’s sole discretion, which will likely be only in rare occasions), may be made in BHP Units or other securities, as determined by the Plan Administrator.

5.02. Issuance of Units. The issuance of any shares of Common Stock (or, if applicable, BHP Units) to a Participant pursuant to the Plan shall be effectuated by recording the Participant’s ownership of such shares of Common Stock (or, if applicable, BHP Units) in a book-entry or similar system utilized by the Firm as soon as practicable following the Delivery Date applicable thereto. Any shares of Common Stock (or, if applicable, BHP Units) issued to a Participant hereunder will be held in an account administered by the Firm’s equity plan administrator or such other account as the Plan Administrator may determine in its discretion. No Participant shall have any rights as an owner with respect to any shares of Common Stock (or, if applicable, BHP Units) under the Plan prior to the date on which the Participant becomes entitled to delivery of such shares of Common Stock (or, if applicable, BHP Units) in accordance with Section 5.01. The Plan Administrator may, in its sole discretion, cause the Firm to defer the delivery of any shares of Common Stock (or, if applicable, BHP Units, cash or other securities) pursuant to this Plan as the Plan Administrator deems necessary to ensure compliance under federal or state securities laws or to avoid adverse tax or other consequences to the Firm or the Participant.

5.03. Taxes and Withholding. As a condition to any payment or distribution pursuant to this Plan, the Firm may require a Participant to pay such sum to the Firm as may be necessary to discharge the Firm’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, which the Firm reasonably expects will be imposed as a result of such payment or distribution. In the discretion of the Firm, the Firm may deduct or withhold such sum from such payment or distribution (including by deduction or withholding of shares of Common Stock (or, if applicable, BHP Units or other securities), provided that the amount the Firm deducts or withholds shall not (unless otherwise determined by the Plan Administrator) exceed the Firm’s minimum statutory withholding obligations. Alternatively, the Firm may elect to satisfy the tax withholding obligations by advancing and remitting its own funds on behalf of the Participant to the applicable tax authorities, in which case the Participant shall be required to repay such amounts to the Firm within 5 days of such remittance, together with interest thereon based on the Firm’s cost of funds as determined by Blackstone Treasury from time to time. As of November 5, 2009, this rate will equal the “prime rate” (as published in the Wall Street Journal) for JPMorgan Chase (or any successor) plus 500 basis points (or a comparable rate as determined by Blackstone or such Affiliate). In the event that the Firm plans to advance a tax withholding remittance on behalf of the Participant as described in the preceding sentence, the Firm shall provide the Participant with reasonable advance notice to permit the Participant to remit the required funds in cash to the Firm prior to the required withholding date and thereby avoid the need to have the Firm advance its own funds to the tax authorities.

5.04. Liability for Payment. Each Participating Employer shall be liable for the amount of any distribution or payment owed to a Participant pursuant to Section 5.01 who is Employed by such Participating Employer during the relevant Vesting Period; provided, however, that in the event that a Participant is Employed by more than one Participating Employer during the relevant Vesting Period, each Participating Employer shall be liable for its allocable portion of such distribution or payment.

ARTICLE VI.

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

6.01. Termination of Employment. In the event that a Participant’s Employment with the Firm is terminated, or a Change in Control occurs, in either case prior to the Vesting Date or Delivery Date that would otherwise apply to any of such Participant’s Deferral Shares, vesting and delivery (if any) of such Deferral Shares shall be governed by this Section 6.01.

(a) Termination by the Firm For Cause. Upon termination of a Participant’s Employment by the Firm for Cause, such Participant’s Deferral Shares (vested and unvested) shall be forfeited without any payment.

(b) Termination by the Firm Without Cause. Upon termination of a Participant’s Employment with the Firm without Cause at such time as the Participant does not qualify for Retirement, such Participant’s unvested Deferral Shares shall immediately vest (in which case, the date of the Participant’s termination without Cause shall be referred to as the “Vesting Date” for such Deferral Shares) and be delivered to the Participant in accordance with Article V.

(c) Resignation. In the event that a Participant resigns from the Firm (and such resignation does not constitute Retirement), such Participant’s unvested Deferral Shares shall be forfeited without payment.

(d) Retirement. In the event of a Participant’s Retirement from the Firm, all of such Participant’s unvested Deferral Shares shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Firm through the end of the Vesting Period; provided that if, following a termination of his or her Employment with the Firm as described in this Section 6.01(d), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party or otherwise engages in any Competitive Activity, such Participant’s Deferral Shares which remain undelivered as of the date of such violation or engagement in Competitive Activity, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment. As a pre-condition to a Participant’s right to continued vesting following Retirement, the Plan Administrator may require the Participant to certify in writing prior to each scheduled Vesting Date that the Participant has not breached any applicable provisions of the Participant’s Employment Agreement or otherwise engaged in any Competitive Activity.

(e) Disability. In the event that a Participant’s Employment with the Firm is terminated due to the Participant’s Disability, such Participant’s unvested Deferral Shares shall immediately vest (in which case, the date of the Participant’s termination due to Disability shall be referred to as the “Vesting Date” for such Deferral Shares) and be delivered to the Participant in accordance with Article V.

(f) Death. In the event of a Participant’s death during his or her Employment with the Firm, or during the period following termination of Employment in which his or her Deferral Shares remain subject to vesting pursuant to this Section 6.01, such Participant’s Deferral Shares which remain unvested as of (and have not been forfeited prior to) the date of the Participant’s death shall immediately vest and, together with any previously vested but undelivered Deferral Shares, become deliverable to the Participant’s estate as of the date of the Participant’s death (in which case, the date of the Participant’s death shall be referred to as the “Vesting Date” for such Deferral Shares).

(g) Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, such Participant’s Deferral Shares which remain unvested as of the date of such Change in Control shall immediately vest and become deliverable as of the date of such Change in Control (in which case, the date of such Change in Control shall be referred to as the “Vesting Date” for such Deferral Shares).

(h) Section 409A: Separation from Service. References in this Section 6.01 to a Participant’s termination of Employment shall refer to the date upon which the Participant has a Separation from Service.

6.02. Nontransferability. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void: provided, however, that a Participant may transfer or assign any vested interest hereunder in connection with estate planning and administration with the express written consent of the Plan Administrator.

ARTICLE VII.

ADMINISTRATION

7.01. Plan Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the Plan, to make all legal and factual determinations and to determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons.

7.02. Indemnification. The Plan Administrator shall not be liable to any Participant for any action or determination. The Plan Administrator shall be indemnified by the Firm against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her as a result of actions taken or not taken in connection with the Plan.

ARTICLE VIII.

AMENDMENTS AND TERMINATION

8.01. Modification; Termination. The Plan Administrator may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion, to the extent permitted by Section 409A of the Code. No further deferrals will occur under the Plan after the effective date of any such suspension or termination. Following any such termination, the Participants’ Deferral Shares will continue to vest and be delivered, or be forfeited, as otherwise provided herein. Notwithstanding the foregoing, no alteration, amendment or modification of the Plan shall adversely affect the rights of the Participant in any amounts or units accrued by or credited to such Participant prior to such action without the Participant’s written consent unless the Plan Administrator determines, in its sole discretion, that such alternation, modification or amendment is necessary for the Plan to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

8.02. Required Delay. Notwithstanding any provision to the contrary, if pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the expiration of such period, or the date of such Participant’s death, as applicable, all distributions or payments under the Plan delayed pursuant to this Section 8.02 shall be delivered or paid to the Participant (or the Participant’s estate, as applicable) in a lump sum, and any remaining distributions or payments due under the Plan shall be paid or delivered in accordance with the normal Delivery Dates specified for such distributions or payments herein.

ARTICLE IX.

GENERAL PROVISIONS

9.01. Unfunded Status of the Plan. The Plan is unfunded. A Participant’s rights under the Plan (if any) shall represent at all times an unfunded and unsecured contractual obligation of each Participating Employer that Employed Participant during the Vesting Periods and through the Delivery Dates applicable to such Participant’s Deferral Shares. Each Participant and his or her estate and/or beneficiaries (if any) will be unsecured creditors of each Participating Employer with which such Participant is or was Employed with respect to any obligations owed to such Participant, estate and/or beneficiaries under the Plan. Amounts deliverable or payable under the Plan will be satisfied solely out of the general assets of the applicable Participating Employer subject to the claims of its creditors. None of a Participant, his or her estate, his or her beneficiaries (if any) nor any other person shall have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan. No Participating Employer will segregate any funds or assets to provide for any payment or distribution under the Plan or issue any notes or security for any such distribution or payment. Any reserve or other asset that a Participating Employer may establish or acquire to assure itself of the funds to provide distributions or payments required under the Plan shall not serve in any way as security to any Participant or the estate or beneficiary of a Participant for the performance of the Participating Employer under the Plan.

9.02. No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ of the Firm, (ii) interfere with or to limit in any way the Firm’s right to terminate the Employment of a Participant at any time, (iii) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year or (iv) affect, supersede, amend or change the Employment Agreement (or any other agreement between the Participant and the Firm). In addition, selection of an individual as a Participant for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Firm, in respect of any future Fiscal Year.

9.03. No Stockholder or Ownership Rights Prior to Delivery of Shares; Dividend Equivalent Payments.

(a) Except as set forth in Section 9.03(b), Participants shall not have voting, dividend, cash distribution or any other rights as a holder of shares of Common Stock (or, if applicable, BHP Units) until the issuance or transfer thereof to the Participant. For the avoidance of doubt, Deferral Shares represent an unfunded and unsecured right to receive shares of Common Stock (or, if applicable, BHP Units, cash or other securities) on an applicable Delivery Date and, until such Delivery Date, the Participant shall have no ownership rights with respect to the shares of Common Stock, BHP Units, cash or other securities underlying such Deferral Shares.

(b) Participants shall be entitled to receive dividend equivalent payments paid on a current basis with respect to their outstanding Deferral Shares (whether vested or unvested) in form and amounts corresponding to the payments that such Participants would have received as dividend payments if they directly held the shares of Common Stock (or, if applicable, BHP Units) underlying such outstanding Deferral Shares on the relevant dividend payment date. A Participant’s right to receive such dividend equivalent payments with respect to Deferral Shares shall cease upon the forfeiture or settlement of such Deferral Shares.

9.04. Right to Offset. The Firm shall have the right to deduct from amounts owed to a Participant under the Plan the amount of any deficit, debt or other liability or obligation of any kind which the Participant may at that time have with respect to the Firm; provided, however, that no such right to deduct or offset shall arise or otherwise be deemed to arise until the date upon which shares of Common Stock (or, if applicable, BHP Units, cash or other securities) are deliverable or payable hereunder and any such deduction or offset shall be implemented in a manner intended to avoid subjecting the Participant to additional taxation under Section 409A of the Code.

9.05. Successors. The obligations of the Firm under this Plan shall be binding upon the successors of the Firm.

9.06. Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York.

9.07. Arbitration; Venue. Any dispute, controversy or claim between any Participant and the Firm arising out of or concerning the provisions of this Plan shall be finally resolved in accordance with the arbitration provisions (and the jurisdiction, venue and similar provisions related thereto) of the Employment Agreement to which such Participant is a party.

9.08. Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.